PERSONAL AND CONFIDENTIAL


June 5, 2007

ICAHN ASSOCIATES CORP.

Ladies and Gentlemen:



In connection with your consideration of a possible transaction between WCI Communities, Inc. (the "Company") and you or any of your affiliates, you have requested information concerning the Company. As a condition to your being furnished such information, you agree to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise irrespective of the form of communication and whether such information is so furnished on or after the date hereof) which is furnished to you by or on behalf of the Company and all analyses, compilations, data, studies, notes, translations, memoranda or other documents prepared by you or your Representatives (as defined below) containing, referencing, or based in whole or in part on any such furnished information (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this agreement and to take or abstain from taking certain other actions herein set forth. The term "Evaluation Material" does not include information which (i) is already in your possession, provided that such information is not known by you to be subject to another confidentiality agreement with or other obligation of secrecy to the Company,
(ii) becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this agreement, or
(iii) becomes available to you on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not known by you to be bound by a confidentiality agreement with or other obligation of secrecy to the Company.

You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Company and you or any of your affiliates, that such information will be kept confidential by you and your advisors; provided, however, that (i) any of such information may be disclosed to your affiliates, directors, officers, employees, debt financing sources, and your legal, financial and accounting advisers (collectively, your "Representatives") who need to know such information for the purpose of evaluating any such possible transaction between the Company and you or any of your affiliates; provided, further, that you shall be responsible for any breach of this agreement by such of your Representatives (it being understood that such Representatives shall be informed by you of the confidential nature of such information) who do not enter into a similar agreement with the Company, (ii) any disclosure of such information may be made to which the Company consents in writing and (iii) any disclosure of such information may be made pursuant to the immedialy following two paragraphs. If requested by you or any of your affiliates, the Company will use its reasonable best efforts to enter into an agreement, in form and substance similar to this agreement, with any 1 or more of your Representatives.

In the event that at the behest of a third party, you or your Representatives are requested or required (by law, rule, regulation, deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process (collectively, "Legal Process")) to disclose any of the Evaluation Material, as soon as reasonably practicable thereafter, you shall notify the Company in writing of the existence, terms and circumstances of any such request or requirement so that the Company may, in its sole and absolute discretion, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this agreement. You agree that you and your Representatives shall reasonably cooperate with the Company, at the Company's sole cost and expense, in seeking such protective order or other appropriate remedy. In addition, if you or any of your Representatives are advised by your legal counsel, that you or such Representative is legally required to disclose Evaluation Material by Legal Process, you or your Representative may, without liability hereunder, disclose such Evaluation Material to the extent that such counsel advises you is legally required to be disclosed.

Notwithstanding the foregoing, for a period of one month following the date hereof, neither you nor any of your affiliates will acquire or agree to acquire or dispose of or agree to dispose of, including by way of merger, any shares of the Company's common stock, if you are advised by your legal counsel that effecting such transaction would require the public disclosure of any Evaluation Material that constitutes material non-public information concerning the Company, without the Company's prior written consent. However, commencing on July 4, 2007, you or your affiliates may effect any such transaction and in connection therewith disclose any Evaluation Material that you are advised by counsel may legally be required to be disclosed in that context.

You agree that, for a period of one year from the date of this agreement, without the prior written consent of the Company, neither you nor any of your affiliates will, directly or indirectly, solicit to hire or hire (or cause or seek to cause to leave the employ of the Company): (i) any management-level employee of the Company or any subsidiary; or (ii) any other employee of the Company or any subsidiary of the Company with whom you have had contact or who (or whose performance) became known to you in connection with the process contemplated by this agreement; provided, however, that the foregoing provision will not prevent you from hiring any such person (a) who contacts you in response to a bona fide public advertisement for employment placed by you and not specifically targeted at the Company's employees or (b) who has been terminated by the Company or such subsidiary or (c) who has resigned from the Company or such subsidiary prior to any such soliciation.

You hereby acknowledge that you and your affiliates are aware that the United States securities laws prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer.

In addition, without the prior written consent of the Company or as you are advised by counsel is required by law, you will not, and will direct your Representatives not to, disclose to any person (other than your Representatives) any terms or conditions of any definitive purchase or merger agreement being negotiated by you and the Company regarding a possible transaction, in each case during the period beginning when you have commenced such negotiations with the Company and ending when you or the Company has ceased such negotiations.

In the event that you do not proceed with the transaction which is the subject of this agreement within a reasonable time, you shall promptly notify the Company of your determination and, at the time of such notice, or if, at any earlier time, the Company so direct (whether you determine to pursue a possible transaction), you and your Representatives will, at your expense, (a) redeliver to the Company all written Evaluation Material and any other written material containing or reflecting any information in the Evaluation Material and will not retain any copies, extracts or other reproductions in whole or in part of such written material or (b) destroy such written Evaluation Material and such other written material, and such destruction shall be certified in writing to the Company by an authorized officer supervising such destruction. All documents, memoranda, notes and other writings whatsoever prepared by you or your advisors based on the information in the Evaluation Material shall be destroyed, and such destruction shall be certified in writing to the Company by an authorized officer supervising such destruction. Notwithstanding the foregoing, you shall be entitled to retain one copy of any such written Evaluation Material or any such other written material for your internal record keeping purposes; provided, that such material shall remain subject to the confidentiality provisions of this agreement.

You understand and acknowledge that the Company shall have the right, in its sole discretion, to determine what information to make available to you and that the Company believes that none of the Company or any of its representatives is under any obligation to make any particular information available to you or to supplement or update any Evaluation Material previously furnished. You further understand and acknowledge that neither the Company nor any of its Representatives is making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, and neither the Company nor any of its representatives will have any liability to you or any other person resulting from your use of the Evaluation Material. Only those representations or warranties that are made to you in a definitive agreement executed by the Company regarding any transaction referred to in the first paragraph of this agreement (a "Definitive Agreement") when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such Definitive Agreement, will have any legal effect. The term "Definitive Agreement" does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of any offer or bid on your part.

You agree that unless and until a Definitive Agreement has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this or any written or oral expression with respect to such a transaction by any of the Company's directors, officers, employees, agents, representatives or advisors or by your Representatives except, in the case of this agreement, for the matters specifically agreed to herein. The agreement set forth in this paragraph may be modified or waived only by a separate writing by the Company and you expressly so modifying or waiving such agreement.

You understand that (i) the Company and its directors, officers, employees, agents, representatives and advisors shall be free to conduct any process for any possible transaction as they in their sole discretion shall determine (including negotiating with any of the prospective parties to such possible transaction (or any other transaction), terminating discussions and negotiations with you or any of your Representatives with respect to a possible transaction and entering into a definitive agreement, without prior notice to you or any other person), (ii) any procedures relating to a possible transaction may be changed at any time without notice to you or any other person and (iii) the Company may discontinue any process related to a possible transaction. You hereby confirm that you are not acting as a broker for or representative or agent of any person and are considering the possible transaction only for your own account or for the account of your affiliates.

You also agree that the Company shall be entitled to equitable relief, including injunction in addition to all other remedies that may be granted in law or in equity, in the event of any breach of the provisions of this agreement and that you shall not oppose the granting of such relief.

You agree that no failure or delay by the Company in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

If any provision of this agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

You agree that you and your Representatives and affiliates shall not contact, directly or indirectly, any directors, officers, employees, customers, suppliers or affiliates of the Company for any purpose relating to the possible transaction or the Evaluation Material without the Company's prior written consent and that all (i) contacts by you or your Representatives with the Company regarding the possible transaction or the Evaluation Material, (ii) requests for additional Evaluation Material, (iii) requests for facility tours or management meetings and (iv) discussions or questions regarding procedures shall be made through Goldman, Sachs & Co., or as any representative of such firm may otherwise direct.

The parties hereby irrevocably and unconditionally consent to submit to the nonexclusive jurisdiction of the courts of the Southern District of New York and of the United States of America located in the Southern District of New York with respect to any actions, suits or proceedings arising out of or relating to this agreement and the transactions contemplated hereby, and further agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth on the signature page of this agreement shall be effective service of process for any action, suit or proceeding brought against the parties in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby, in the courts of the Southern District of New York and of the United States of America located in the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

This agreement is for the benefit of the Company and its directors, officers, employees, representatives and agents and their respective successors and assigns and will be governed by and construed in accordance with the laws of the State of New York.

This agreement and any and all obligations of the parties hereunder shall terminate and be of no further force or effect on the earlier of (i) the date on which a possible transaction with the Company and you or your affiliates is consummated and (ii) one year following the date of this letter agreement.



Very truly yours,

WCI COMMUNITIES, INC.


By:  /s/ Vivien Hastings, Senior Vice President
     ------------------------------------------
     WCI Communities, Inc.

Address:



Confirmed and Agreed to:


ICAHN ASSOCIATES CORP.


By:  /s/ Edward E. Mattner, Treasurer
     --------------------------------


Date:  _____________________


Address:
767 Fifth Avenue, 47th Floor
New York, NY 10153
Fax:  (212) 688-1158
Attn: General Counsel